Exhibit 99.2

Greenidge Generation Publishes Updated Corporate Presentation

DRESDEN, N.Y. – November 16, 2021 – Greenidge Generation Holdings Inc. (NASDAQ: GREE) (“Greenidge”) announced today that it has published an updated corporate presentation with an accompanying webcast link.

The presentation and webcast link can be found in the Investor Relations section of the company’s website at https://ir.greenidge.com/events-presentations/presentations.

About Greenidge Generation Holdings Inc.

Greenidge Generation Holdings Inc. (NASDAQ: GREE) is a vertically integrated bitcoin mining and power generation company. Greenidge is committed to 100% carbon-neutral bitcoin mining at all of its locations by utilizing low-carbon sources of energy and offsetting its carbon footprint. Greenidge currently operates one facility in upstate New York and plans to expand operations to multiple locations in North America.

IR: investorrelations@greenidge.com

Media: media@greenidge.com

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